GUARANTY

THIS GUARANTY is entered into as of April 23, 2007, by W. ROBERT KOHORST (“Guarantor”), in favor of EAST WEST BANK, a California banking corporation (“Lender”).

RECITALS

A.    Lender is the payee under the Promissory Note of this date in the principal amount of $9,000,000 (the “Note”) made by Everest Properties II, LLC (“Borrower”). The Note evidences a loan from Lender to Borrower in the maximum principal amount of the Note (the “Loan”). Borrower’s performance under the Note is secured by the Security Agreement of this date executed by Borrower for the benefit of Lender (the “Security Agreement”). The Note, Security Agreement and all other documents, agreements and instruments evidencing, securing or otherwise delivered in connection with the Loan are referred to as the “Loan Documents.”

B.        Guarantor’s execution and delivery of this Guaranty is a condition precedent to Lender’s making the Loan. Guarantor has in interest in Borrower and will directly benefit from Lender’s making the Loan to Borrower. Guarantor is therefore willing to enter into this Guaranty to induce Lender to make the Loan to Borrower.

AGREEMENT

1.	Guaranty.

(a)       Guarantor unconditionally and irrevocably guarantees the full and prompt payment of all principal, interest, fees, costs and other sums owed under the Loan Documents at the times and according to the terms expressed in the Loan Documents, including any interest, late charges, default interest, fees and costs (including reasonable attorneys’ fees) that would have accrued under the Loan Documents but for the commencement of a case under Title 11 of the United States Code or any successor statute (the “Bankruptcy Code”).

(b)       Guarantor’s liability under this Guaranty is a guaranty of payment and performance of the Note and not of collectibility only.

2.        Chances Do Not Affect Liability. Guarantor agrees that Lender may without notice to Guarantor and without limiting Guarantor’s liability under, or affecting the enforceability of, this Guaranty:

(a)       grant extensions of time, renewals or other indulgences and modifications to Borrower or any other party under the Loan Documents;

(b)	change the rate of interest under the Note;

(c)	change, amend or modify the Loan Documents;

(d)       authorize the sale, exchange, release or subordination of any security or collateral in which Lender has an interest or fail to create, perfect or maintain the priority of any security interest in any such collateral;

(e)       take additional security for any obligation in connection with the Loan;

(f)       discharge or release any party or parties liable under the Loan Documents;

(g)       waive rights of, make arrangements with respect to, or file or refrain from filing a claim in any bankruptcy proceeding of Borrower, any other guarantor of the Loan, any pledgor of collateral for any person’s obligations to Lender or any other person related to the Loan;

(h)       make other or additional loans to Borrower in such amounts and at such times as Lender may determine;

(i)        credit payments in such manner and order of priority to principal, interest or other obligations as Lender may determine; and

(j)        otherwise deal with Borrower, any other guarantor of the Loan, any pledgor of collateral for any person’s obligations to Lender or any other person related to the Loan as Lender may determine in its discretion.

3.	Additional Waivers.

(a)       Guarantor waives all benefits and defenses it may have under California Civil Code Section 2809 and agrees that Guarantor’s liability may he larger in amount and more burdensome than that of Borrower. Guarantor’s liability under this Guaranty shall continue until all sums due under the Loan Documents have been paid in full and shall not be limited or affected in any way by any impairment or any diminution or loss of value of any security or collateral for the Loan, from whatever cause, including, without limitation, Lender’s failure to perfect a security interest in any such security or collateral or any disability or other defense of Borrower, any other guarantor of the Loan, any pledgor of collateral for any person’s obligations to Lender or any other person related to the Loan.

(b)       Guarantor agrees that its liability under, and the enforceability of, this Guaranty are absolute and are not contingent upon the genuineness, validity or enforceability of any of the Loan Documents or the availability of any defense to Borrower, any other guarantor of the Loan, any pledgor of collateral for any person’s obligations to Lender or any other person related to the Loan. Guarantor waives all benefits and defenses it may have under California Civil Code Section 2810 and agrees that Guarantor shall be liable even if Borrower, any other guarantor of the Loan, any pledgor of collateral for any person’s obligations to Lender or any other person related to the Loan had no liability at the time of execution of the Note or later ceases to be liable.

(c)        Guarantor waives its rights under California Civil Code Section 2815 and agrees that by doing so Guarantor has no right to revoke this Guaranty until all obligations under the Loan Documents have been fully satisfied.

(d)       Guarantor waives its rights under California Civil Code Section 2819 and agrees that by doing so Guarantor’s liability and the enforceability of this Guaranty shall continue even if Lender alters any obligations under the Note or any of the other Loan Documents in any respect.

(e)       Guarantor waives its rights under California Civil Code Section 2839 and agrees that by doing so (i) its obligations under this Guaranty shall not be deemed satisfied by a mere offer of payment by Borrower or any other person of the principal obligations under the Loan Documents and (ii) Guarantor’s liability under and the enforceability of this Guaranty shall continue until all obligations under the Loan Documents have been fully satisfied.

(f)       Guarantor waives all benefits and defenses it may have under California Civil Code Sections 2845, 2849 and 2850, including, without limitation, the right to require Lender to (i) proceed against Borrower, any other guarantor of the Loan, any pledgor of collateral for any person’s obligations to Lender or any other person related to the Loan, (ii) proceed against or exhaust any other security or collateral Lender may hold, or (iii) pursue any other right or remedy for any Guarantor’s benefit, and agrees that Lender may foreclose against all or a part of the Property or any other security Lender may hold without taking any action against Borrower, any other guarantor of the Loan, any pledgor of collateral for any person’s obligations to Lender or any other person related to the Loan, and without proceeding against or exhausting any security or collateral Lender holds.

(g)       Guarantor waives its rights under California Civil Code Sections 2899 and 3433 and agrees that by doing so Lender has no obligation regarding the order in which it exercises its remedies against the Property or any other collateral security encumbered pursuant to any of the Loan Documents.

(h)       Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and creation, renewal, extension, modification or accrual of any of the obligations under the Note or the other Loan Documents. Guarantor also waives the right to plead all statutes of limitation as a defense to Guarantor’s liability under, or the enforceability of, this Guaranty.

4.         Guarantor Informed of Borrower’s Condition. Guarantor acknowledges that it has had an opportunity to review the Loan Documents, the value of the security for the Loan and Borrower’s financial condition and ability to repay the

Loan. Guarantor agrees to keep itself fully informed of all aspects of Borrower’s financial condition and the performance of Borrower’s obligations to Lender and that Lender has no duty to disclose to Guarantor any information pertaining to Borrower or any security for the Loan.

5.         Subrogation. Reimbursement and Contribution Rights. Guarantor agrees that its rights of subrogation and reimbursement against Borrower, its right of subrogation against any other collateral or security for the Loan or the pledgor of such collateral or security and its right of contribution from any guarantor of the Loan shall be subordinate to Lender’s rights against Borrower, in such collateral or security, against any such pledgor and against any such guarantor. Guarantor shall have no such rights of subrogation, reimbursement or contribution until all amounts due under the Loan Documents have been paid in full and Lender has released, transferred or disposed of all of its rights in any collateral or security. Guarantor waives its rights under California Civil Code Sections 2847, 2848 and 2849 to the extent inconsistent with the foregoing.

6.        Guaranty Continues if Payments Are Avoided or Recovered from Lender. If all or any portion of the obligations guaranteed under this Guaranty are paid or performed, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment or performance is avoided or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, and (b) payment in full of the Loan.

7.        Subordination. Any rights of Guarantor, whether now existing or later arising, to receive payment on account of any indebtedness (including interest) owed to it by Borrower or any subsequent owner of the Property, or to withdraw capital invested by it in Borrower, or to receive distributions from Borrower, shall at all times be subordinate as to lien and time of payment and in all other respects to the full and prior repayment to Lender of the Loan. Guarantor shall not be entitled to enforce or receive payment of any sums hereby subordinated until the Loan has been paid and performed in full and any such sums received in violation of this Guaranty shall be received by Guarantor in trust for Lender.

8.         Representations and Warranties. Guarantor makes the following representations and warranties to Lender:

(a) This Guaranty has been duly executed and delivered and is the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

(b)       Guarantor’s execution and delivery of, and its performance of its obligations under, this Guaranty do not and will not conflict with any (i) contractual or legal restriction or obligation, or (ii) court or regulatory order, binding on or affecting Guarantor.

(c)       There is no pending or, to the actual knowledge of Guarantor, threatened action, proceeding or investigation before any court, governmental agency or arbitrator against or affecting Guarantor or any of Guarantor’s assets which, if decided adversely to Guarantor, would materially and adversely affect the financial condition of Guarantor or of any of Guarantor’s assets or would materially and adversely affect the present or future ability of Guarantor to perform its obligations under the Guaranty.

(d)       Guarantor is not insolvent nor will Guarantor be rendered insolvent by the transactions contemplated by the Loan Documents. After giving effect to the transactions contemplated by the Loan Documents, Guarantor will not be left with an unreasonably small amount of capital with which to engage in its business or undertakings, nor will Guarantor have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature.

(e)       Except as disclosed to Lender in writing, the financial statements and all financial data delivered to Lender relating to Guarantor are true, correct and complete in all material respects. Such financial statements fairly present the financial position of Guarantor as of the dates indicated. No material adverse change has occurred in Guarantor’s financial position since the date of such financial statements, and Guarantor has not incurred any indebtedness since the date of any such statements.

(f)       Guarantor has filed all required federal, state and local tax returns. Guarantor has paid all federal, state and local taxes prior to delinquency (including any interest and penalties) other than taxes being promptly and actively contested in good faith and by appropriate proceedings.

(g)       Guarantor is in material compliance with all laws, regulations and court orders applicable to it and its business.

(h)       None of Guarantor’s representations or warranties contained in this Guaranty or any other document, certificate or written statement furnished to Lender on behalf of Guarantor contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or in such other document, certificate or written statement (when taken in their entirety) not misleading. There is no fact known to Guarantor which materially or adversely affects the business, operations, assets or condition (financial or otherwise) of Guarantor which has not been disclosed in this Agreement or in another written statement delivered to Lender by Borrower or Guarantor.

9.        Financial Reporting. Guarantor shall deliver the following information to Lender in form and substance reasonably satisfactory to Lender:

(a)       as soon as filed, but in no event later than October 3 1 of each year, copies of Guarantor’s federal income tax return, together with all schedules; and

(b)       not later than March 3 1 of each year, a balance sheet of Guarantor as of the end of the previous calendar year;

(c)       all other information, reports and notices relating to Guarantor that Lender shall reasonably request.

10.       Borrower. As used in this Guaranty, “Borrower” shall include any successor to Borrower with respect to the Loan and any estate created by the commencement of a case under the Bankruptcy Code or any other insolvency, bankruptcy, reorganization or liquidation proceeding, or by any trustee under the Bankruptcy Code, liquidator, sequestrator or receiver of Borrower or Borrower’s property or similar person duly appointed pursuant to any law generally governing any insolvency, bankruptcy, reorganization, liquidation, receivership or like proceeding.

11.        Opportunity to Review. Guarantor acknowledges that it has had the opportunity to review the matters discussed and contemplated by the Loan Documents, including the remedies Lender may pursue against Borrower in the event of a default under the Loan Documents, the value of the security or collateral for the Loan and Borrower’s financial condition and ability to perform under the Loan. Guarantor further has had the opportunity to review this Guaranty with its counsel.

12.	Miscellaneous.

(a)       Notices. Any notice, demand or request required under this Guaranty shall be given in writing at the addresses set forth below by personal service; telecopy; overnight courier; or registered or certified, first class mail, return receipt requested

If to Guarantor:	W. Robert Kohorst C/O Everest Properties 199 S. Los Robles Avenue, Suite 200 Pasadena, California 91101 Fax No.: (626) 585-5929
If to Lender:	East West Bank 135 N. Los Robles, 2nd Floor Pasadena, California 91101 Attention: Kathleen Kwan Fax No.: (626) 8 17-8869

Such addresses may be changed by notice to the other parties given in the same manner as required above. Any notice, demand or request shall be deemed received as follows: (i) if sent by personal service, at the time such personal service is effected; (ii) if sent by telecopy, upon the sender’s receipt of a confirmation report indicating receipt by the recipient’s telecopier; (iii) if sent by overnight courier, on the business day immediately following deposit with the overnight courier; and (iv) if sent by mail, three business days following deposit in the mail.

(b)       Governing Law. All questions with respect to the construction of this Guaranty and the rights and liabilities of the parties to this Guaranty shall be governed by the laws of the State of California.

(c)       Binding on Successors. This Guaranty shall inure to the benefit of, and shall be binding upon, the successors and assigns of each of the parties to this Guaranty. Lender may assign his Guaranty with one or more of the Loan Documents. without in any way affecting Guarantor’s liability under it or them.

(d)	Attorneys’ Fees

(i)        Guarantor shall reimburse Lender for all reasonable attorneys’ fees, costs and expenses, incurred by Lender in connection with the enforcement of Lender’s rights under this Guaranty and each of the other Loan Documents, including, without limitation, reasonable attorneys’ fees, costs and expenses for trial, appellate proceedings, out-of-court negotiations, workouts and settlements or for enforcement of rights under any state of federal statute, including, without limitation, reasonable attorneys’ fees, costs and expenses incurred to protect Lender’s security and attorneys’ fees, costs and expenses incurred in bankruptcy and insolvency proceedings such as (but not limited to) seeking relief from stay in a bankruptcy proceeding. The term “expenses” means any expenses incurred by Lender in connection with any of the out-of-court, or state, federal or bankruptcy proceedings referred to above, including, without limitation, the fees and expenses of any appraisers, consultants and expert witnesses retained or consulted by Lender in connection with any such proceeding.

(ii)       Lender shall also be entitled to its attorneys’ fees, costs and expenses incurred in any post-judgment proceedings to collect and enforce the judgment. This provision is separate and several and shall survive the merger of this Guaranty into any judgment on this Guaranty.

(iii)       The foregoing attorneys’ fees provisions are mutual as provided in Section 1717 of the California Civil Code.

(e)       Counterparts. This Guaranty may be executed in any number of original counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one instrument. The original signature page of any counterpart may be detached from such counterpart and attached to any other counterpart identical to such counterpart (except having additional signature pages executed by other parties to this Guaranty) without impairing the legal effect of any such signature(s).

(f)        Entire Agreement. This Guaranty constitutes the entire agreement and understanding between the parties in respect of the subject matter of this Guaranty and supersedes all prior agreements and understandings with respect to such subject matter, whether oral or written.

(g)       Waivers. Waiver by Lender of any term, covenant or condition under this Guaranty or the Loan Documents, or of any default by Guarantor under this Guaranty or the Loan Documents, or any failure by Lender to insist upon strict performance by Guarantor of any term, covenant or condition contained in this Guaranty or the Loan Documents, shall be effective or binding on Lender only if made in writing by Lender; no such waiver shall be implied from any omission by Lender to take action with respect to any such term, covenant, condition or default. No express written waiver by Lender of any term, covenant, condition or default shall affect any other term, covenant, condition or default or cover any other time period than the application of any such term, covenant or condition to the matter as to which a waiver has been given or the default or time period specified in such express waiver. This Guaranty may be amended only by an instrument in writing signed by the parties to this Guaranty.

(h)        Severability. If any part of this Guaranty is declared invalid for any reason, such shall not affect the validity of the rest of the Guaranty. The other parts of this Guaranty shall remain in effect as if this Guaranty had been executed without the invalid part. The parties declare that they intend and desire that the remaining parts of this Guaranty continue to be effective without any part or parts that have been declared invalid.

13.      Waiver of Trial by Jury. EACH OF LENDER AND GUARANTOR WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS GUARANTY OR THE OTHER LOAN DOCUMENTS OR THE CONDUCT OF THE RELATIONSHIP BETWEEN LENDER AND GUARANTOR. BOTH LENDER AND GUARANTOR HAVE OBTAINED THE ADVICE OF THEIR RESPECTIVE LEGAL COUNSEL BEFORE SIGNING THIS GUARANTY AND ACKNOWLEDGE THAT THEY VOLUNTARILY AGREED TO THIS WAIVER OF THEIR RIGHT TO TRIAL BY JURY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND LEGAL CONSEQUENCE.

(Signatures on next page)

/S/ W. ROBERT KOHORST
W. Robert Kohorst